Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE
July 30, 2014

Investor Relations:
Lisa Netz
Ambassadors Group, Inc.
(509) 568-7800

Ambassadors Group, Inc. Reports Results for the First Six Months and Second Quarter 2014

Spokane, WA, July 30, 2014 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel, today announced its results for the second quarter ended June 30, 2014.

Overview

●
For the first six months of 2014, net income before special items of $2.2 million compared to $1.3 million in the 2013 period. Net loss of $11.7 million compared to net income of $33 thousand in the prior year period.

●
Gross revenue, from all sources including non-directly delivered programs, of $59.4 million during the first six months of 2014 compared to $65.4 million in the prior year period. In 2014, the Company traveled 8,903 delegates compared to 9,800 delegates in the same period in 2013.

●
Year-to-date gross margin of 35.1 percent compared to 37.0 percent in 2013, the current year was impacted by unfavorable Euro and British Pound foreign exchange rates and a program merchandise write-down.

●	Goodwill write-down associated with BookRags, our online education-oriented research subsidiary, resulting in pre-tax charges totaling $9.7 million.

●
Subsequent to the balance sheet date, we anticipate executing a purchase and sale agreement for the corporate headquarters building listed for sale since April 2012. The Company recorded a $2.0 million in pre-tax asset impairment at June 30, 2014.

●	Year-to-date, special items totaled $14.7 million, including $12.7 million of non-cash items, for asset impairments, restructuring charges and separation costs.

●	Operating expenses for the six month period, excluding the impact of special items, of $18.9 million, a decrease of $3.4 million, or 15.2 percent, year-over-year.

●	Cash and cash equivalents and available-for-sale securities balance of $57.5 million compared to $55.9 million at the same point in 2013.

●
Enrolled revenue for 2014 programs down 7.2 percent year-over-year for all programs and 9.7 percent year-over-year for core Student Ambassadors Programs.  Prior year enrolled travelers for Discovery Student Adventures and People to People China programs have been excluded for year-over-year comparability given the Company’s decision during the third quarter of 2013 to no longer operate these programs in 2014.

Financial Highlights
(in thousands except percent and per share data)

	UNAUDITED
	Quarter ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Gross revenue, all travel programs	$56,805	$61,476	$57,365	$63,370
BookRags revenue	$1,055	$1,029	$2,063	$2,028
Gross revenue, all sources	$57,860	$62,505	$59,428	$65,398
Gross margin, all travel programs	$18,869	$21,900	$19,049	$22,422
Gross margin, BookRags	$937	$903	$1,813	$1,773
Gross margin, all sources	$19,806	$22,803	$20,862	$24,195
Gross margin percentage	34.2%	36.5%	35.1%	37.0%
Operating expense	$23,333	$10,261	$33,574	$24,446
Operating expense, before special items	$8,913	$10,258	$18,865	$22,253
Net income before special items	$9,461	$8,094	$2,151	$1,303
Net income (loss)	$(4,185)	$8,092	$(11,736)	$33
Income per diluted share before special items	$0.56	$0.48	$0.13	$0.08
Income (loss) per diluted share	$(0.25)	$0.48	$(0.70)	$-

Commenting on the Company’s results, Philip B. Livingston, Ambassadors Group Interim Chief Executive Officer said, “We streamlined and flattened the organization structure in June and the current quarter results reflect several initiatives aimed to simplify the way we work and move faster.  Our focus is traveling more People to People student delegates and we have taken measures to concentrate on that nimbly and cost effectively.  Our summer travel season was very successful from a customer perspective, and customer satisfaction continues to be very high.  We have begun to more actively promote the voice of the customer and are publishing customer reviews on our sites.  We expect this to substantially improve the ability of travelers and their parents to understand the unique nature of our educational programs.  Home stays, visits to local schools, debates and discussions with local residents are part of what sets us apart from other travel companies.”

Livingston continued, “Our marketing season for 2015 travel is underway with intense digital marketing, direct mail and local meetings all taking place from August to November of this year.  We are acutely focused on web-based services integration into our traditional direct marketing channels.  These customer centric initiatives are aimed at driving higher attendance at our information meetings, targeting qualified prospects, converting generated leads and improving our retention rate.  The results of those revised efforts will be important to reflect on in our third quarter results.”

Livingston concluded, “We are driving aggressive changes in order to deliver solid, broad-based financial results driven by strong execution and a more efficient cost structure.  We believe that these changes, as well as our strong People to People brand, will in the long-term deliver profitability, a stronger balance sheet and shareholder value.”

Second Quarter 2014 Results

During the second quarter of 2014, the Company traveled 8,720 delegates, compared to 9,228 delegates during the prior year quarter primarily due to lower delegate counts on the Company’s core Student Ambassadors programs.  The prior year period includes Discovery Student Adventures traveled students affecting year-over-year comparability given the Company’s decision during the third quarter of 2013 to no longer operate these programs in 2014. Total revenue of $22.7 million declined 7.2 percent from $24.5 million in the prior year quarter driven by lower travel-related revenue. Gross margin for the quarter was $19.8 million compared to $22.8 million in the second quarter of 2013, and gross margin percentage was 34.2 percent compared to 36.5 percent in the prior year period. Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  The lower current period gross margin percentage is reflective of higher foreign exchange rates negatively impacting land vendor program costs year-over-year, as well as a program merchandise write-down of  $0.6 million in the current period. Year-over-year, the Company experienced a decrease of approximately $1.2 million in Student Ambassador program gross margin, excluding the impact of the decline in delegates traveled year-over-year, $0.8 million of which is due to unfavorable Euro and British Pound rates hedged for 2014 travel compared to hedged rates for 2013 travel.

Second quarter operating expenses were $23.3 million compared to $10.3 million in the prior year period.  Excluding special items, second quarter 2014 operating expenses were $8.9 million, a decline of $1.3 million, or 13.1 percent compared to the same time in 2013. Special items of $14.4 million for the second quarter of 2014 are more fully described in a table to this release, and include restructuring charges related to the write-down of goodwill recorded upon the purchase of BookRags in 2008, an additional write-down of the corporate headquarters building and separation and other related benefit costs from the workforce reduction and other personnel changes previously announced during the quarter.

Net loss for the second quarter of 2014 was $4.2 million, or $0.25 per diluted share, compared to net income of $8.1 million, or $0.48 per diluted share, in the prior year period.  Second quarter 2014 net income before special items was $9.5 million compared to $8.1 million in 2013.

Six Months Ended June 30, 2014 Results

During the six months ended June 30, 2014, the Company traveled 8,903 delegates compared to 9,800 delegates during the same period in the prior year.  The prior year period includes Discovery Student Adventures and People to People China traveled students affecting year-over-year comparability given the Company’s decision during the third quarter of 2013 to no longer operate these programs in 2014. Total revenue of $24.1 million declined 11.9 percent from $27.4 million in the same period last year driven by the decline in travel-related revenue.  Gross margin for the six months ended June 30, 2014 was $20.9 million, down from $24.2 million in the same period last year, with gross margin percentage at 35.1 percent compared to the prior year at 37.0 percent.

Year-to-date, operating expenses excluding special items decreased 15.2 percent compared to the prior year period to $18.9 million.  Special items of $14.7 million for the year-to-date period are more fully described in a table to this release.

The Company recorded a valuation allowance on its deferred tax assets due to the loss it recorded for the six months ended June 30, 2014, resulting in a deferred tax benefit of $0.7 million for the year-to-date period.  The Company does not anticipate having current tax expense until its net operating loss carryforward has been absorbed.

Net loss for the six months ended June 30, 2014 was $11.7 million, or $0.70 per diluted share, compared to net income of $33 thousand in the prior year period.

Balance Sheet and Liquidity

Total assets at June 30, 2014 were $95.9 million, including $57.5 million in cash, cash equivalents and short-term available-for-sale securities. Long-term assets totaled $19.0 million primarily reflecting intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building, which has been listed for sale and remains categorized as held for use at June 30, 2014.  During the second quarter of 2014, the Company recognized restructuring and other asset reduction charges that resulted in a $9.7 million reduction in the balance of goodwill as well as an additional write-down of $2.0 million to the carrying value of the corporate headquarters building.  We anticipate executing a purchase and sale agreement subsequent to the balance sheet date; therefore, the carrying value will be reclassed to an asset held for sale during the third quarter of 2014. The Company recorded a valuation allowance on its deferred tax assets due to the loss it recorded for the six months ended June 30, 2014.

Total liabilities were $50.2 million, including $42.9 million in participant deposits for future travel.  Deployable cash at June 30, 2014, totaled $25.3 million, and is a non-GAAP measure defined in the attached schedules.  On June 1, 2014, the Company’s existing credit agreement with Wells Fargo Bank, National Association, expired and was not renewed.

The below table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted (in thousands). We believe this non-GAAP measurement is useful to investors in understanding the cash generated or distributed within the current period for future use in operations.

	UNAUDITED
	Six months ended June 30,
	2014	2013
Net cash provided by operating activities	$12,988	$23,415
Purchases of property, equipment and intangibles	(1,098)	(1,963)
Free cash flow	11,890	21,452

Net proceeds from purchase of available-for-sale securities	(10,656)	(19,515)
Dividend payments to shareholders	-	(1,017)
Repurchase of common stock	(186)	(486)
Other cash flows, net	(109)	(2,090)
Net increase (decrease) in cash and cash equivalents	$939	$(1,656)
Net proceeds from sale (purchase) of available-for-sale securities

Outlook for 2014

As of July 28, 2014, enrolled revenue for 2014 travel programs was $97.4 million, down 7.2 percent from the same point last year, based on enrolled travelers of 16,126 compared to 17,283. Enrolled revenue for the Company’s core product, Student Ambassadors, is down 9.7 percent to $86.0 million compared to $95.3 million at the same date last year, based on enrolled travelers of 12,256 compared to 13,849.  Prior year data excludes the impact of enrolled travelers for Discovery Student Adventures and China programs as of this time last year to reflect year-over-year comparability given the Company’s decision to no longer operate these programs in 2014.

Enrolled revenue consists of estimated gross receipts to be recognized upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel for the travel year referenced. Reported net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn, including travel that has been completed.  Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

The Company is updating its guidance for 2014 as follows:

●	Consolidated gross revenues for all programs and operations to be between $100 million and $105 million;

●	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 35 percent to 36 percent; and

●	Net loss before any special items of between $2.0 million and $0.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is an education and student travel company located in Spokane, Washington. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions, changes in foreign currency rates and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 27, 2014, and its proxy statement filed April 11, 2014.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended June 30,
	2014	2013	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$18,092	$21,183	$(3,091)	-15%
Gross revenue, directly delivered programs (2)	3,565	2,270	1,295	57%
Internet content and advertising revenue	1,055	1,029	26	3%
Total revenue	22,712	24,482	(1,770)	-7%
Cost of sales, directly delivered programs (2)	2,234	1,553	681	44%
Cost of sales, internet content and advertising	118	126	(8)	-6%
Cost of sales, program merchandise markdown	554	-	554	100%
Gross margin (3)	19,806	22,803	(2,997)	-13%

Operating expenses:
Selling and marketing	6,159	7,323	(1,164)	-16%
General and administration	3,510	2,938	572	19%
Restructuring costs	11,664	-	11,664	100%
Asset impairments	2,000	-	2,000	100%
Total operating expenses	23,333	10,261	13,072	127%

Operating income (loss)	(3,527)	12,542	(16,069)	-128%

Other income (expense):
Interest and dividend income	142	160	(18)	-11%
Foreign currency and other income	5	1	4	400%
Total other income	147	161	(14)	-9%
Income (loss) before income tax provision	(3,380)	12,703	(16,083)	-127%
Income tax provision	(805)	(4,611)	3,806	83%
Net income (loss)	$(4,185)	$8,092	$(12,277)	-152%

Weighted average shares outstanding – basic	16,823	16,960	(137)	-1%
Weighted average shares outstanding – diluted	16,823	16,960	(137)	-1%

Net income (loss) per share — basic	$(0.25)	$0.48	$(0.73)	-152%
Net income (loss) per share — diluted	$(0.25)	$0.48	$(0.73)	-152%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended June 30,
	2014	2013	% Change
Gross revenue	$53,241	$59,210	-10%
Cost of sales	35,149	38,027	-8%
Net revenue	$18,092	$21,183	-15%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Six months ended June 30,
	2014	2013	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$18,208	$21,183	$(2,975)	-14%
Gross revenue, directly delivered programs (2)	3,838	4,164	(326)	-8%
Internet content and advertising revenue	2,063	2,028	35	2%
Total revenue	24,109	27,375	(3,266)	-12%
Cost of sales, directly delivered programs (2)	2,443	2,925	(482)	-16%
Cost of sales, internet content and advertising	250	255	(5)	-2%
Cost of sales, program merchandise markdown	554	-	554	100%
Gross margin (3)	20,862	24,195	(3,333)	-14%

Operating expenses:
Selling and marketing	13,152	15,842	(2,690)	-17%
General and administration	6,650	8,604	(1,954)	-23%
Restructuring costs	11,772	-	11,772	100%
Asset impairments	2,000	-	2,000	100%
Total operating expenses	33,574	24,446	9,128	37%

Operating loss	(12,712)	(251)	(12,461)	-4965%

Other income (expense):
Interest and dividend income	273	287	(14)	-5%
Foreign currency and other income	8	21	(13)	-62%
Total other income	281	308	(27)	-9%
Income (loss) before income tax benefit (provision)	(12,431)	57	(12,488)	-21909%
Income tax benefit (provision)	695	(24)	719	2996%
Net income (loss)	$(11,736)	$33	$(11,769)	-35664%

Weighted average shares outstanding – basic	16,789	16,980	(191)	-1%
Weighted average shares outstanding – diluted	16,789	16,980	(191)	-1%

Net loss per share — basic	$(0.70)	$-	$(0.70)	-100%
Net loss per share — diluted	$(0.70)	$-	$(0.70)	-100%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Six months ended June 30,
	2014	2013	% Change
Gross revenue	$53,528	$59,210	-10%
Cost of sales	35,320	38,027	-7%
Net revenue	$18,208	$21,183	-14%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED		AUDITED
	June 30,		December 31,
	2014	2013	2013
Assets
Current assets:
Cash and cash equivalents	$10,412	$4,494	$9,473
Available-for-sale securities	47,088	51,358	36,174
Foreign currency exchange contracts	60	-	-
Prepaid program cost and expenses	17,918	26,354	7,069
Accounts receivable	1,421	905	1,792
Deferred tax assets	-	583	1,295
Total current assets	76,899	83,694	55,803
Property and equipment, net	14,633	25,656	18,452
Available-for-sale securities	729	716	719
Intangibles	3,462	3,540	3,522
Goodwill	70	9,781	9,781
Other long-term assets	85	83	82
Total assets	$95,878	$123,470	$88,359

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,145	$6,668	$3,587
Participants’ deposits	41,043	47,785	26,362
Foreign currency exchange contracts	-	358	244
Deferred tax liabilities	77	-	-
Other liabilities	103	77	119
Total current liabilities	48,368	54,888	30,312
Participants’ deposits	1,822	1,673	-
Foreign currency exchange contracts	-	53	52
Deferred tax liabilities	19	4,333	2,087
Total liabilities	50,209	60,947	32,451
Stockholders’ equity	45,669	62,523	55,908
Total liabilities and stockholders’ equity	$95,878	$123,470	$88,359

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands)

	UNAUDITED
	June 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(11,736)	$33
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,977	2,711
Stock-based compensation	1,168	1,957
Deferred income tax benefit	(805)	(275)
Loss on disposition and impairment of property and equipment	2,000	7
Loss on impairment of goodwill	9,711	-
Program merchandise writedown	554	-
Excess tax shortfall from stock-based compensation	109	2,095
Change in assets and liabilities:
Accounts receivable and other assets	368	(53)
Prepaid program costs and expenses	(11,403)	(9,189)
Accounts payable, accrued expenses, and other current liabilities	3,542	2,406
Participants’ deposits	16,503	23,723
Net cash provided by operating activities	12,988	23,415

Cash flows from investing activities:
Purchase of available-for-sale securities	(24,517)	(26,844)
Proceeds from sale of available-for-sale securities	13,861	7,329
Purchase of property and equipment	(952)	(1,799)
Purchase of intangibles	(146)	(164)
Net cash used in investing activities	(11,754)	(21,478)

Cash flows from financing activities:
Repurchase of common stock	(186)	(486)
Dividend payment to shareholders	-	(1,017)
Proceeds from exercise of stock options	-	5
Excess tax shortfall from stock-based compensation	(109)	(2,095)
Net cash used in financing activities	(295)	(3,593)

Net increase (decrease) in cash and cash equivalents	939	(1,656)
Cash and cash equivalents, beginning of period	9,473	6,150
Cash and cash equivalents, end of period	$10,412	$4,494

Special Items

During the third quarter of 2013, the Company initiated a corporate restructuring plan aimed at streamlining its cost structure and focusing the business primarily on its core Student Ambassador Programs in order to promote the long-term health of the organization.  At that time, the Company announced its decision to restructure two of its travel programs believed no longer financially viable in their current form – Discovery Student Adventures and People to People China.  During the second quarter of 2014, the Company evaluated the carrying value of its BookRags subsidiary and determined that its fair value was lower, resulting in a goodwill impairment of $9.7 million that has been included within restructuring costs in the table below.

As part of the Company’s restructuring plan and as previously announced, the Company completed a workforce reduction and incurred pre-tax charges of approximately $1.6 million for severance benefits and other related expenses during the second quarter of 2014 that has been included within restructuring costs in the table below.  Of the $1.6 million in expense, a $0.4 million non-cash expense is included to reflect accelerated vesting of previously awarded stock options and stock grants.  In addition, the Company has incurred other restructuring related charges including from accelerated depreciation on assets to be replaced.

The Company’s corporate headquarters, listed for sale since April 2012, is classified as an asset to be held and used in operations.  Subsequent to the balance sheet date, the Company anticipates entering into a purchase and sale agreement to sell the building for $8.8 million.  As such, the Company recorded an additional asset impairment of $2.0 million to lower its carrying value to the sales price.  During the third quarter of 2014, the Company expects to reclassify the building as an asset held for sale and anticipates incurring additional charges related to transaction closing fees.

In connection with the previously announced termination of the Company’s former interim chief executive officer, during the second quarter of 2014 the Company incurred pre-tax charges of approximately $0.7 million for severance benefits and other related expenses, including a non-cash expense of approximately $0.3 million to reflect accelerated vesting of previously awarded stock options and stock grants under the terms of the executive’s separation agreement.  During the first quarter of 2013, the Company incurred separation expense of approximately $2.7 million upon the resignation of two executives.

In addition, as previously disclosed in prior year periods, the Company has incurred legal and other fees in relation to a shareholder class action suit and to an inquiry by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Form 10-K and 10-Q.  These two matters were settled in 2012, however, the Company received a recovery of funds from insurance coverage on these matters during the first quarter of 2013 and has been included in the table below during the prior year periods.

As a result of these events, the operations as presented in the accompanying financial statements for the three months and six months ended June 30, 2014 and 2013 do not reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Income (Loss)		EPS
	Three months ended June 30,		Three months ended June 30,
	2014	2013	2014	2013
Amount before special items	$9,461	$8,094	$0.56	$0.48
Asset impairments	(2,000)	-	(0.12)	-
Restructuring costs	(11,664)	-	(0.69)	-
Legal and other fees	(92)	45	(0.01)	-
Separation payments	(664)	(48)	(0.04)	-
Tax impact	774	1	0.05	-
Amount per consolidated statement of operations	$(4,185)	$8,092	$(0.25)	$0.48

	UNAUDITED
	Net Income (Loss)		EPS
	Six months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Amount before special items	$2,151	$1,303	$0.13	$0.08
Asset impairments	(2,000)	-	(0.12)	-
Restructuring costs	(11,772)	-	(0.70)	-
Legal and other fees	(273)	593	(0.02)	0.03
Separation payments	(664)	(2,786)	(0.05)	(0.16)
Tax impact	822	923	0.05	0.05
Amount per consolidated statement of operations	$(11,736)	$33	$(0.71)	$-

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash at June 30, 2014 and 2013, and December 31, 2013 (in thousands):

	UNAUDITED
	June 30,		December 31,
	2014	2013	2013
Cash, cash equivalents and short-term available-for-sale securities	$57,500	$55,852	$45,647
Prepaid program cost and expenses	17,918	26,354	7,069
Less: Participants’ deposits	(42,865)	(49,458)	(26,362)
Less: Accounts payable / accruals / other liabilities	(7,248)	(6,745)	(3,706)
Deployable cash	$25,305	$26,003	$22,648